EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Director/PDMR Shareholding

Basingstoke, UK and Philadelphia, US – June 19, 2008 – Shire Limited (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that on June 18, 2008, upon Mr Angus Russell becoming the Chief Executive Officer of the Company, the following awards under the Shire Portfolio Share Plan (the "Plan") were granted to Mr Russell. The awards will bring Mr Russell’s long term incentive awards in line with the stated policy for the Chief Executive Officer disclosed in the Company’s Remuneration Report.

A consistent methodology has been used to calculate the number of shares subject to this award, in line with all awards granted previously to Persons Discharging Managerial Responsibilities under the Plan (i.e. using the average share price in the previous financial year which, in 2007, was £11.55).

Awards of Stock Settled Appreciation Rights ("SARs") under Part A of the Plan

Type of Security	No. of Ordinary Shares	Exercise Price
Ordinary Share	123,547	£8.13

SARs will normally vest after three years, subject to performance targets being satisfied. Once vested, SARs will be capable of exercise for a period of two years. No consideration was paid for the grant of the SARs.

Performance Share Awards ("PSP Awards") under Part B of the Plan

Type of Security	No. of Ordinary Shares	Market value
Ordinary Share	96,410	£8.13

The PSP awards will normally vest after three years, subject to performance targets being satisfied. No consideration was paid for the grant of PSP awards.

Following this transaction, Mr. Russell holds options over 554,760 Ordinary Shares (of which options over 552,418 Ordinary Shares have vested) and awards over 881,580 Ordinary Shares (of which all are still to vest).

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

T May
Company Secretary

Registered in England 5492592  Registered Office as above

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE LIMITED

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com

Registered in England 5492592  Registered Office as above